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                     January 5, 2021

       Kurt Barton
       Chief Financial Officer and Treasurer
       Tractor Supply Company
       5401 Virginia Way
       Brentwood, Tennessee 37027

                                                        Re: Tractor Supply
Company
                                                            Form 10-K for the
Fiscal Year Ended December 28, 2019
                                                            Filed February 20,
2020
                                                            File No. 0-23314

       Dear Mr. Barton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services